AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT is made as of this 4th day of November, 2008, by and between Mason Street Advisors, LLC, a Delaware limited liability company (the "Adviser") and T. Rowe Price Associates, Inc., a Maryland corporation (the "Sub-Adviser").

WHEREAS, the Adviser and the Sub-Adviser are parties to that certain Investment Subadvisory Agreement dated June 29, 2001, as amended on November 1, 2007, and that certain Investment Subadvisory Agreement dated May 1, 2003, as amended on May 1, 2007 and November 1, 2007 (collectively, the "Agreements"), pursuant to which the Sub-Adviser provides investment advisory services to the Small Cap Value Portfolio and the Equity Income Portfolio, respectively (each, a "Portfolio" and collectively, the "Portfolios"), of the Northwestern Mutual Series Fund, Inc. (the "Company"); and

WHEREAS, the Adviser and the Sub-Adviser desire to amend and restate the Agreements to be combined into, and to include the terms and conditions set forth in, this Amended and Restated Investment Sub-Advisory Agreement (the Agreements, as amended and restated, shall be referred to hereinafter as the "Agreement").

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.        Appointment.    The Adviser hereby appoints the Sub-Adviser as the investment sub-adviser for each Portfolio, for the period and on the terms and conditions contained in this Agreement. The Sub-Adviser hereby accepts such appointment and agrees to perform the services set forth herein, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Portfolios or the Adviser in any way or otherwise be deemed an agent of the Portfolios or the Adviser.

2.        Services.

(a)        Subject to supervision and oversight by the Adviser and the Company's Board of Directors, the Sub-Adviser shall manage (i) the investment operations for each of the Portfolio’s assets by specific investment style mandated by the Adviser from time to time, and (ii) the composition of such assets, including the purchase, retention and disposition thereof, in accordance with each Portfolio's investment objectives, policies and restrictions as stated in the Portfolios’ Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following:

(1)        The Sub-Adviser shall provide supervision of each Portfolio's investments and determine from time to time what investments and securities will be purchased, retained or sold by such Portfolio and what portion of such Portfolio’s assets will be invested or held uninvested in cash.

(2)        In the performance of its duties and obligations under this Agreement, the Sub-Adviser (a) shall act in conformity with (i) the Portfolios’ Prospectus; (ii) the Portfolios’ policies and procedures and (iii) the instructions and directions of the Adviser and of the Company’s Board of Directors and (b) will conform and comply with the requirements of the Investment Company Act of 1940, as amended (the "1940 Act"), the Internal Revenue Code of 1986, as amended, including, specifically, Section 817(h) of the Internal Revenue Code, and all other applicable federal and state laws and regulations, as each is amended from time to time.

(3)        The Sub-Adviser shall determine the securities to be purchased or sold with respect to each Portfolio and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Portfolios’ Registration Statement (as defined herein) and Prospectus or as the Company’s Board of Directors or the Adviser may direct from time to time, in conformity with federal securities laws. The Sub-Adviser shall be responsible for setting up and maintaining brokerage accounts and other accounts the parties deem advisable to allow for the purchase and sale of the various forms of securities and other instruments pursuant to the Agreement, including futures accounts, ISDAs and other accounts or arrangements with respect to derivatives and other special investments. The Adviser agrees to provide the Sub-Adviser with tax information, governing documents, legal opinions and other information concerning the Portfolios necessary to complete such agreements and other documentation. In providing the Portfolios with investment supervision, the Sub-Adviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which the Sub-Adviser's other clients may be a party. It is understood that it is desirable for the Portfolios that the Sub-Adviser have access to brokerage and research products and services, including (i) supplemental investment and market research and reports and (ii) security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Portfolios than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities on behalf of the Portfolios with brokers, subject to review by the Company’s Board of Directors from time to time in compliance with Section 28(e) under the Securities Exchange Act of 1934. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser's services to other clients.

(4)        On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Portfolio as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio in question and to such other clients.

(5)        The Sub-Adviser at its expense will make available to the Directors of the Company and the Adviser at reasonable times its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other investment related information regarding the Portfolios and to consult with the Directors of the Company and Adviser regarding the Portfolios’ investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Adviser relating to the investment strategies it employs as well as the Sub-Adviser’s duties hereunder. The Sub-Adviser and its personnel shall also cooperate fully with counsel and auditors for, and the Chief Compliance Officers of, the Adviser, the Company and its Directors.

(6)        In accordance with procedures adopted by the Directors of the Company, as amended from time to time, the Sub-Adviser is responsible for assisting in the fair valuation of all Portfolio securities for which market quotations are not readily available. The Sub-Adviser will use its reasonable efforts to provide, based upon its own expertise, and to arrange with parties independent of the Sub-Adviser such as broker-dealers for the provision of, valuation information or prices for securities for which prices are deemed by the Adviser or the Portfolios’ fund accounting agent not to be readily available in the ordinary course of business from an automated pricing service. In addition, the Sub-Adviser will assist the Portfolios and their agents in determining whether prices obtained for valuation purposes accurately reflect market price information relating to specific securities of the Portfolios at such times as the Adviser shall reasonably request, including but not limited to, the hours after the close of a securities market and prior to the daily determination of a Portfolio’s net asset value per share.

(7)        The Sub-Adviser at its expense will provide the Adviser and/or the Company’s Chief Compliance Officer with such compliance reports as may be reasonably requested from time to time. Notwithstanding the foregoing, the Sub-Adviser will as soon as reasonably practicable report to the Adviser any material violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) that it is aware of or of any material violation of the Sub-Adviser’s compliance policies and procedures that pertain to the Portfolios, as well as any change in portfolio manager(s) of the Portfolios.

(8)        Unless otherwise directed by the Adviser or the Company’s Board of Directors, the Sub-Adviser will vote all proxies received in accordance with the Sub-Adviser’s proxy voting policy. The Adviser shall instruct the Portfolios’ custodian to forward or cause to be forwarded to the Sub-Adviser all relevant proxy solicitation materials. The Sub-Adviser shall maintain and shall forward to each Portfolio or its designated agent such proxy voting information as is necessary for the Portfolio to timely file proxy voting results in accordance with Rule 30b1-4 of the 1940 Act.

(9)        The Sub-Adviser will (i) assist in the preparation of disclosures regarding factors that have affected the Portfolios’ performance, including the relevant market conditions and the investment strategies and techniques used by the Sub-Adviser, for each period as requested by the Adviser; and (ii) at the request of the Adviser review draft reports to shareholders and other documents provided to it regarding the Portfolios and provide comments on a timely basis. In addition, the Sub-Adviser and each officer thereof mutually acceptable to the Adviser and Sub-Adviser will provide on a timely basis such certifications or sub-certifications as the Adviser may reasonably request in order to support and facilitate certifications required to be provided by the Portfolios’ Principal Executive Officer and Principal Accounting Officer.

(10)      The Sub-Adviser shall provide the Portfolios’ custodian on each business day with all necessary information relating to all transactions concerning the assets of the Portfolios and shall provide the Adviser with such information related thereto upon request of the Adviser. With respect to Portfolio securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Portfolios’ custodian. The Sub-Adviser will be responsible for providing Portfolio trades to the Portfolios’ fund accounting agent for inclusion in the daily calculation of each Portfolio’s net asset value (“NAV”) in a manner, and in accordance with such time requirements established by the Adviser and acceptable to the Sub-Adviser. In the event trade data is not delivered by the Sub-Adviser in accordance with such requirements and it is determined that the Sub-Adviser’s breach of its standard of care under Section 7 of this Agreement caused an NAV error that is material to a Portfolio, the Sub-Adviser shall reimburse the affected Portfolio pursuant to the Portfolio’s NAV Error Policy, provided that such Policy is consistent with industry and SEC standards.

(11)      The Sub-Adviser shall be responsible for including eligible Portfolio securities in the Form 13F filed by the Sub-Adviser , unless otherwise directed by the Adviser.

(12)      The Sub-Adviser shall as soon as reasonably practicable thereafter notify the Adviser in the event that the Sub-Adviser or any of its affiliates becomes aware:

a.        that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment manager pursuant to this Agreement;

b.        that it is the subject of an administration proceeding or enforcement action by the Securities and Exchange Commission (the “Commission”) or other regulatory authority; or

c.        of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser or its duties hereunder that is not contained in the Portfolios’ Registration Statement, as defined herein, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect.

(b)        The Sub-Adviser shall use the same skill and care in providing services to the Portfolios as it uses in providing services to fiduciary accounts for which it has investment responsibility.

(c)        The Sub-Adviser is hereby prohibited from consulting with any other sub-advisers of the Portfolios, other sub-advisers to another portfolio of the Company, or other sub-advisers to a portfolio under common control with a Portfolio concerning transactions of the Portfolios in securities or other assets.

3.        Duties of Adviser.

(a)        The Adviser has entered into an Amended Investment Advisory Agreement dated April 30, 2007 with the Company relating to the Portfolios (the “Advisory Agreement”). The Adviser shall continue to have responsibility for all services to be provided to the Portfolios pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser's performance of its duties under this Agreement.

(b)        The Adviser has delivered to the Sub-Adviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(1)        Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the "Registration Statement"), as filed with the Commission relating to the Portfolios and their shares, and all amendments and supplements thereto; and

(2)        Prospectus(es) of the Portfolios.

4.        Compensation and Expenses.

(a)        For the services to be provided by the Sub-Adviser pursuant to this Agreement for the Portfolios, the Adviser will pay to the Sub-Adviser as full compensation therefor a fee at an annual rate equal to a percentage of each Portfolio’s average daily net assets managed by the Sub-Adviser, as set forth on Schedule A. This fee will be paid to the Sub-Adviser from the Adviser's advisory fee for each such Portfolio. This fee will be computed daily and paid to the Sub-Adviser monthly on or before the 10th business day of the succeeding month and shall be accompanied by a worksheet showing the basis for the fee calculation. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

(b)        During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under the Agreement.

5.        Representations and Warranties of Sub-Adviser.    The Sub-Adviser represents, warrants and agrees as follows:

(a)        The Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and will continue to be so registered while this Agreement is in effect.

(b)        The Sub-Adviser is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement.

(c)        The Sub-Adviser has provided the Adviser and the Company with a copy of its Form ADV as most recently filed with the Commission, and will provide to the Adviser as soon as reasonably practicable any amendment to its Form ADV with the Commission, furnish a copy of such amendment to the Adviser.

(d)        The Sub-Adviser has adopted a code of ethics meeting the requirements of Rule 17j-1 under the 1940 Act and the requirements of Rule 204A-1 under the Advisers Act and has provided the Adviser and the Directors of the Company a copy of such code of ethics, together with evidence of its adoption, and will promptly provide copies of any changes thereto, together with evidence of their adoption. Upon request of the Adviser on an annual basis, the Sub-Adviser will supply the Adviser a written report that (A) describes any issues arising under the code of ethics or procedures since the Sub-Adviser’s last report, including but not limited to material violations of the code of ethics or procedures and sanctions imposed or remedial action taken in response to the material violations; and (B) certifies that the procedures contained in the Sub-Adviser’s code of ethics are reasonably designed to prevent “access persons” from violating the code of ethics.

(e)        The Sub-Adviser has in place compliance policies and procedures that are reasonably designed to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons. Upon request of the Adviser, but in any event no more frequently than semi-annually, the Sub-Adviser will supply the Adviser a written report that (A) describes material amendments made to the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report; (B) describes any issues arising under the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report, including but not limited to material violations of any such policies or procedures and sanctions imposed or remedial action taken in response to the material violations; and (C) certifies that the policies and procedures are adequate in design and operation to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons.

6.        Books and Records.    The Sub-Adviser shall keep the Portfolios’ books and records required to be maintained by the Sub-Adviser pursuant to Section 2(a) of this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser's services under this Agreement needed by the Adviser to keep the other books and records of the Portfolios required by Rule 31a-1 under the 1940 Act. The Sub-Adviser shall maintain all books and records with respect to the Portfolios’ portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Company's Board of Directors such periodic and special reports as the Board of Directors may reasonably request. The Sub-Adviser agrees that all records that it maintains on behalf of the Portfolios are property of the Portfolios and the Sub-Adviser will surrender promptly to the Portfolios any of such records upon the Company's request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to Section 2(a) of this Agreement, and to provide reasonable advance notice to the Adviser of its intention to destroy any such records after the expiration of the applicable retention period.

7.        Limitation of Liability.    The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by a Portfolio or the Adviser in connection with the performance of its obligations under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, or a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser's part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided by the 1940 Act or under the provisions of other federal securities laws or applicable state law which cannot be waived or modified hereby.

8.        Term and Termination.    This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved in conformance with the 1940 Act. Unless earlier terminated as provided herein, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof, so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated (a) by a Portfolio at any time, without the payment of any penalty, by the vote of a majority of Directors of the Company or by the vote of a majority of the outstanding voting securities of the Portfolio, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 60 days' written notice to the other party. This Agreement shall terminate automatically upon any termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Section 8, the terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such Exemptive Orders or other exceptions as may be granted by the Commission under the 1940 Act.

9.        Services to Other Clients.    The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Portfolios. Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature.

10.        Use of Names.    The Sub-Adviser shall not use the name, trade name, trademarks, service marks and/or logo of the Adviser, The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), and/or any subsidiaries or affiliates of Northwestern Mutual in any communications (written, verbal or electronic), including publicity releases, advertising or sales activities or brochures, or similar written materials or activities, other than in communications which are solely internal to the Sub-Adviser or are with the Adviser, the Portfolios, or any of their respective officers, directors or employees, without the prior written consent of the Adviser. It is understood that the name “T. Rowe Price Associates, Inc.” or any derivative thereof or logo, trademark or service mark associated with such name (the “Sub-Adviser Name”) is the valuable property of the Sub-Adviser. The Sub-Adviser hereby acknowledges that the Sub-Adviser Name may be used for identification purposes as a part of or adjacent to the legal name of a Portfolio, and as such, may be used routinely in the ordinary course of business in filings with state and federal regulators, in internal communications, in reports to and communications with shareholders, in fund fact sheets and in materials provided to the Directors of the Company (collectively, the “Portfolio Communications”).

11.        Review of Fund Documents.    During the term of this Agreement, the Adviser shall furnish to the Sub-Adviser at its principal office all reports to and communications with shareholders, sales literature and other marketing materials prepared for distribution to shareholders of the Portfolios or to the public which refer to the Sub-Adviser Name that have not been previously approved, prior to the use thereof, and the Adviser shall not use any such materials without prior written approval by the Sub-Adviser, which approval shall not be unreasonably withheld. The Adviser shall ensure that materials prepared by employees or agents of the Adviser or its affiliates that refer to the Sub-Adviser are consistent with those materials previously approved by the Sub-Adviser as referenced above.

12.        No Personal Liability.    No director or shareholder of a Portfolio shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

13.        Notices.    Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

Mason Street Advisors, LLC
720 East Wisconsin Avenue
Milwaukee, WI 53202
Attention: Jefferson V. De Angelis, President

To the Sub-Adviser at:

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202 Attention: David Oestreicher, Chief Legal Counsel

14.        Amendments.    No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in the manner required by the 1940 Act.

15.        Governing Law.    This Agreement shall be governed by the laws of the state of Delaware; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

16.        Entire Agreement.    This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement's subject matter.

17.        Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; all such counterparts shall, together, constitute only one instrument.

18.        Severability.    Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

19.        Successors.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

MASON STREET ADVISORS, LLC	T. ROWE PRICE ASSOCIATES, INC.

By: /s/ JEFFERSON V. DeANGELIS	By: /s/ DARRELL N. BRAMAN

Name: JEFFERSON V. DeANGELIS	Name: DARRELL N. BRAMAN

Title: President	Title: Managing Counsel

SCHEDULE A

TO

AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

T. ROWE PRICE ASSOCIATES, INC.

DATED NOVEMBER 4, 2008

Portfolio	Fee
Small Cap Value Portfolio	0.60% of average daily net assets
Equity Income Portfolio	$0-250 Million – 0.40% of average daily net assets
$250-500 Million – 0.375% of average daily net assets
Over $500 Million – 0.35% of average daily net assets